Exhibit 99.1

For Immediate Release

DIGITAL ALLY REPORTS SECOND QUARTER OPERATING RESULTS

COMPANY ANTICIPATES RECORD SALES AND OPERATING INCOME
FOR FULL YEAR 2010

OVERLAND PARK, Kansas (August 16, 2010) – Digital Ally, Inc. (Nasdaq: DGLY), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial security applications, today announced its operating results for the second quarter and first half of 2010.  An investor conference call is scheduled for 11:15 a.m. EDT today, August 16, 2010 (see details below).

“While our second quarter operating results trailed prior-year levels, primarily due to the delayed shipment of a significant international order and delays in the shipment of certain domestic orders because of a temporary shortage of a wireless component, we expect a rebound in revenues during the second half of 2010,” stated Stanton E. Ross, Chief Executive Officer of Digital Ally, Inc.  “The lack of significant international revenues in the second quarter was partially due to our policy of not shipping products to international customers until payment has been received or a letter of credit has been executed. We expect to receive payment soon and to commence shipments in accordance with delivery schedules on a previously announced order for DVM-750 systems that we received from a South American country. We also anticipate the receipt of a number of sizeable international and domestic orders during the course of the current quarter.  Finally, after locating a new source, supplies of wireless components have been replenished, allowing us to commence deliveries on an approximately $1 million domestic order backlog that was originally expected to ship during the second quarter of 2010.”

“The steps that we have taken to control costs and enhance operating efficiencies should become apparent as revenues strengthen in the second half of the year,” continued Ross.  “Operating margins should also benefit as deliveries of new products, including the FirstVU wearable body camera and the LaserAlly speed detection system, ramp up to levels that allow us to more effectively absorb our fixed manufacturing overhead costs.  Our goal is to increase gross profit margins to 60% or better during the balance of 2010 and beyond, compared with gross margins of 52.5% in the first half of the year.”

“While there has been a great deal of publicity regarding cutbacks in spending by state and local governments due to lower tax revenues, to date we have not seen a significant impact upon our monthly “run rate” of orders from domestic law enforcement agencies.  We believe the unique features of our DVMs and expanding product line, along with our ability to be price-competitive when bidding on new contracts, will serve us well in the current difficult economic environment.”

“Based on information currently available to us, we believe third quarter operating results will improve significantly from second quarter levels.  We continue to expect record sales and operating income for the full year ending December 31, 2010,” noted Ross.

For the three months ended June 30, 2010, the Company’s revenue approximated $5.5 million, compared with revenue of approximately $7.0 million in the quarter ended June 30, 2009.  The Company sold a total of 1,235 digital video mirror units (DVMs) during the second quarter of 2010, compared with sales of 1,567 DVMs in the prior-year quarter.  The primary reasons for the decline in second quarter revenues related to the absence of major new international orders and a delay in the shipment of a previously announced order to a South American country.  During April 2010, the Company received an order from a South American country for approximately 700 DVM-750 units, deliveries of which were expected to commence in the most recent quarter.  However, due to certain factors, the customer delayed deliveries of the units until early in the third quarter.  Furthermore, several other international orders that would have improved second quarter revenues significantly did not materialize until the third quarter.  The Company was also unable to ship some domestic orders that required wireless downloading upgrades, due to a temporary shortage of supplies of wireless transmitter modules.  As a result, Digital Ally ended the second quarter with a $1 million-plus backlog of orders that are currently being shipped to customers.

International revenue declined to $44,159 (1% of total revenues) in the second quarter of 2010, versus $174,478 (3% of total revenues) in the prior-year period.  International orders are often larger in size than typical domestic orders, and timing of the receipt and shipment of such orders can have a significant impact upon the Company’s sales and operating results during individual quarters.

Gross profits declined 21% to $2,771,684 in the second quarter of 2010, versus $3,510,605 in the second quarter of 2009.  The decrease in gross profits during the most recent quarter was consistent with the 21% reduction in revenues.  Gross profit margins approximated 50.2% of revenue in the three months ended June 30, 2010, versus 50.0% in the prior-year quarter.  Gross margins suffered from the decline in sales volumes and the fixed overhead component of manufacturing expenses.  Management expects gross margins to improve during the second half of 2010, as sales of new products gain momentum and international orders increase, thereby allowing the Company to benefit from economies of scale and more effective utilization of fixed manufacturing overhead components.

Selling, General and Administrative (“SG&A”) expenses were relatively unchanged at $3,867,341 (70.1% of sales) in the most recent quarter, versus $3,796,248 (54.1% of sales) in the three months ended June 30, 2009.  Research and development expenses declined slightly to $780,327 (vs. $792,149).  The Company has active research and development projects underway involving several new products designed for the school bus, mass transit, taxi cab, law enforcement and other markets, along with upgrades to Digital Ally’s existing product lines.  Sales commission expense totaled $504,994 in the second quarter of 2010, compared with $640,314 in the three months ended June 30, 2009, reflecting a 21% decline that was consistent with the reduction in revenues.    Promotional and advertising expenses increased 83% to $240,769 (vs. $131,864), as marketing brochures and other marketing initiatives were launched in support of the FirstVU, LaserAlly and other new products being introduced in 2010.  Meanwhile, stock-based compensation increased from $349,480 to $441,192 due to restricted stock grants with shorter vesting periods that were issued to officers and directors in January 2010.  Meanwhile, charges related to the purchase and cancellation of employee stock options decreased to $0 in the second quarter of 2010, compared with $358,104 in the year-earlier period, when the Company executed a separation agreement with its former Vice President of Engineering and Production.  Professional fees and expense decreased to $214,460 in the most recent quarter, from $284,665 a year earlier.  Executive, sales and administrative staff payroll expenses totaled $976,611 in the three months ended June 30, 2010, versus $651,461 in the three months ended June 30, 2009, primarily due to higher payroll costs related to additional sales and marketing personnel, the addition of a Vice President of Strategic Development and the restoration of a 25% salary reduction voluntarily taken by officers and directors during 2009.  The Company also hired six additional technical support staff to handle field inquiries and installation issues.  Other SG&A expenses increased to $708,988 in the second quarter of 2010, versus $588,211 in the second quarter of 2009.

The Company reported an operating loss in the most recent quarter of ($1,095,657), compared with an operating loss of ($285,643) in the second quarter of 2009.

A pretax loss of ($1,095,657) was recorded in the quarter ended June 30, 2010, versus a pretax loss of ($276,654) in the quarter ended June 30, 2009.  After an income tax benefit of $330,000, the Company reported a net loss of ($760,664) in the second quarter of 2010.  This compared with a net loss of ($164,654), including an income tax benefit of $112,000, in the quarter ended June 30, 2009.

On a per-share basis, the Company reported a net loss of ($0.05) in the most recent quarter, compared with a net loss of ($0.01) per share in the prior-year quarter.

On a non-GAAP basis, the Company reported an adjusted net loss (before income taxes, depreciation, amortization and stock-based compensation), a non-GAAP financial measure, of ($439,936), or ($0.03) per basic and diluted share, in the quarter ended June 30, 2010, versus adjusted net income of $644,589, or $0.04 per basic and diluted share, in the quarter ended June 30, 2009.  (Non-GAAP adjusted net income (loss) is described in greater detail in a table at the end of this news release).

For the six months ended June 30, 2010, the Company’s revenue increased 4% to approximately $11.8 million, compared with revenue of approximately $11.4 million in the first half of 2009.  International revenue declined to $116,948 (1% of total revenues) in the first half of 2010, versus $325,246 (3% of total revenues) in the corresponding period of the previous year.

Gross profits increased 16% to $6,213,510, versus $5,370,145 in the six months ended June 30, 2090.  Gross profit margins approximated 52.5% of revenue in the first half of 2010, versus 47.1% in the year-earlier period.

Selling, General and Administrative (“SG&A”) expenses increased 4% to $7,939,581 (67.1% of sales) in the six months ended June 30, 2010, versus $7,623,414 (66.8% of sales) in the first half of 2009.  Research and development expenses declined 18% to $1,695,590, versus $2,067,473 in the six months ended June 30, 2009.  Sales commission expense totaled $1,077,240 in the first half of 2010, compared with $939,276 in the six months ended June 30, 2009.  Promotional and advertising expenses increased 54% to $361,753, versus $234,624 in the first half of 2009.  Stock-based compensation increased from $705,299 in the first six months of 2009 to $982,673 in the most recent six-month period; and charges related to purchase and cancellation of employee stock options decreased to $0 in the first half of 2010, compared with $358,104 in the year-earlier period.  Professional fees and expense decreased to $495,757 in the first half of 2010 from $613,667 a year earlier.  Executive, sales and administrative staff payroll expenses totaled $1,937,667 in the six months ended June 30, 2010, versus $1,412,471 in the six months ended June 30, 2009.  Other SG&A expenses rose modestly to $1,388,901 in the first half of 2010, versus $1,292,500 in the corresponding period of the previous year.

The Company reported an operating loss of ($1,726,071) in the six months ended June 30, 2010, compared with an operating loss of ($2,253,269) in the prior-year period.

A pretax loss of ($1,711,831) was recorded in the six months ended June 30, 2010, versus a pretax loss of ($2,235,137) in the first half of 2009.  After an income tax benefit of $595,000, the Company reported a net loss of ($1,116,831) in the first half of 2010.  This compared with a net loss of ($1,465,147), including an income tax benefit of $770,000, in the six months ended June 30, 2009.

On a per-share basis, the Company reported a net loss of ($0.07) in the six months ended June 30, 2010, compared with a net loss of ($0.09) per share in the six months ended June 30, 2009.

On a non-GAAP basis, the Company reported an adjusted net loss (before income taxes, depreciation, amortization and stock-based compensation), a non-GAAP financial measure, of ($311,111), or ($0.02) per basic and diluted share, in the six months ended June 30, 2010, versus an adjusted net loss of ($737,173), or ($0.05) per basic and diluted share, in the six months ended June 30, 2009.  (Non-GAAP adjusted net income (loss) is described in greater detail in a table at the end of this news release).

“A number of improvements to our balance sheet as of the end of the second quarter are worth mentioning,” added Ross.  “Strong cash flows during the first half of 2010, when we generated over $1.7 million in cash from operating activities, allowed us to end the most recent quarter with approximately $1.8 million of cash on hand, compared with $183,150 in cash as of December 31, 2009.  We reduced our outstanding accounts receivable by 52% during the first half of 2010 to $4.1 million, versus $8.4 million at the end of last year.  And finally, we remained debt-free as of June 30, 2010, with a healthy current ratio of 5.0-to-1.0.”

 Non-GAAP Financial Measures

Digital Ally, Inc. has provided financial information in this release that has not been prepared in accordance with GAAP. This information includes non-GAAP adjusted net income (loss). Digital Ally uses such non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Digital Ally’s ongoing operational performance. Digital Ally believes that the use of these non-GAAP financial measures provides an additional tool for investors to evaluate ongoing operating results and trends and in comparing its financial measures with other companies in Digital Ally’s industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial measures discussed above exclude certain non-cash expenses/income including: (1) income tax expense/benefit, (2) depreciation and amortization expenses and (3) share-based compensation expense pursuant to SFAS 123(R).

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure as detailed above. As previously mentioned, a reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.

Investor Conference Call

The Company will host an investor conference call at 11:15 a.m. Eastern Time  (EDT) today, August 16, 2010, to discuss its first quarter operating results, along with other topics of interest.  Shareholders and other interested parties may participate in the conference call by dialing 800-860-2442 (international/local participants dial 412-858-4600) and asking to be connected to the “Digital Ally, Inc. Conference Call” a few minutes before 11:15 a.m. EDT on August 16, 2010.  The call will also be broadcast live on the Internet at www.videonewswire.com/event.asp?id=71570.  A replay of the conference call will be available one hour after the completion of the conference call until 9:00 a.m. on Monday, October 18, 2010 by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID 443444.

The call will also be archived on the Internet through October 8, 2010, at www.videonewswire.com/event.asp?id=71570 and on the Company’s website at www.digitalallyinc.com.

About Digital Ally, Inc.

Digital Ally, Inc. develops, manufactures and markets advanced technology products for law enforcement, homeland security and commercial security applications.  The Company’s primary focus is digital video imaging and storage.  For additional information, visit www.digitalallyinc.com

The Company is headquartered in Overland Park, Kansas, and its shares are traded on The Nasdaq Capital Market under the symbol “DGLY”.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934.  These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management.  Therefore, actual results could differ materially from the forward-looking statements contained in this press release.  A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: whether the Company will be able to achieve record revenues and operating income in 2010 in the current uncertain economic environment; whether the federal economic stimulus funding for law enforcement agencies will have a positive impact on the Company’s revenue; the Company’s ability to deliver its new product offerings as scheduled, including its ability to obtain the required components on a timely basis, and have them perform as planned or advertised; its ability to achieve improved production and other efficiencies to improve its gross and operating margins; its ability to expand its share of the in-car video market in the domestic and international law enforcement communities; whether there will be a commercial market, domestically and internationally, for one or more of its new products; whether the initial interest in its new products will translate into sales; whether its international marketing initiatives will increase its revenues outside of the U.S.; its ability to commercialize its products and production processes, including increasing its production capabilities to satisfy orders in a cost-effective manner; whether the Company will be able to adapt its technology to new and different uses, including being able to introduce new products; competition from larger, more established companies with far greater economic and human resources; its ability to attract and retain customers and quality employees; its ability to obtain patent protection on any of its products and, if obtained, to defend such intellectual property rights; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters.  These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures.  The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements.  The reader should consider statements that include the words “believes”, “expects”, “anticipates”, “intends”, “estimates”, “plans”, “projects”, “should”, or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking.  The Company does not undertake to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise.  Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended December 31, 2009, and its quarterly report on Form 10-Q for the three and six months ended June 30, 2010, as filed with the Securities and Exchange Commission.

For Additional Information, Please Contact:
Stanton E. Ross, CEO at (913) 814-7774
or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com

(Financial Highlights Follow)

DIGITAL ALLY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
JUNE 30, 2010 AND DECEMBER 31, 2009

	June 30, 2010	December 31, 2009
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$1,840,258	$183,150
Accounts receivable-trade, less allowance for doubtful accounts of $110,000 - 2010 and $110,000 – 2009	4,051,930	8,398,353
Accounts receivable-other	425,945	476,049
Inventories	9,313,206	7,370,505
Prepaid expenses	273,826	224,923
Deferred taxes	2,250,000	1,695,000
Total current assets	18,155,165	18,347,980

Furniture, fixtures and equipment	3,152,763	3,010,977
Less accumulated depreciation and amortization	1,968,421	1,592,874

	1,184,342	1,418,103

Deferred taxes	1,265,000	1,160,000
Intangible assets, net	306,206	336,182
Other assets	121,920	135,674
Total assets	$21,032,633	$21,397,939

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,530,319	$2,000,541
Accrued expenses	1,049,741	1,781,969
Income taxes payable	23,497	9,171
Customer deposits	—	39,924
Total current liabilities	3,603,557	3,831,605

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.001 par value; 75,000,000 shares authorized; Shares issued: 16,570,608 – 2010 and 16,169,739 – 2009	16,571	16,170
Additional paid in capital	20,986,602	20,007,430
Treasury stock, at cost (shares: 248,610 – 2010 and 248,610 - 2009)	(1,687,465)	(1,687,465)
Retained earnings (deficit)	(1,886,632)	(769,801)
Total stockholders’ equity	17,429,076	17,566,334
Total liabilities and stockholders’ equity	$21,032,633	$21,397,939

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2010 AND ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SEC)

DIGITAL ALLY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND SIX MONTHS ENDED
JUNE 30, 2010 AND 2009
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009

Product revenue	$5,381,789	$6,661,182	$11,531,021	$10,704,386
Other revenue	136,018	356,014	296,673	701,994

Total revenue	5,517,807	7,017,196	11,827,694	11,406,380
Cost of revenue	2,746,123	3,506,591	5,614,184	6,036,235

Gross profit	2,771,684	3,510,605	6,213,510	5,370,145
Selling, general and administrative expenses:
Research and development expense	780,327	792,149	1,695,590	2,067,473
Selling, advertising and promotional expense	745,763	772,178	1,438,993	1,173,900
Stock-based compensation expense	441,192	349,480	982,673	705,299
Charges related to purchase and cancellation of employee stock options	—	358,104	—	358,104
General and administrative expense	1,900,059	1,524,337	3,822,325	3,318,638

Total selling, general and administrative expenses	3,867,341	3,796,248	7,939,581	7,623,414

Operating loss	(1,095,657)	(285,643)	(1,726,071)	(2,253,269)

Interest income	4,993	8,989	14,240	18,122

Loss before income tax benefit (provision)	(1,090,664)	(276,654)	(1,711,831)	(2,235,137)
Income tax benefit	330,000	112,000	595,000	770,000

Net loss	$(760,664)	$(164,654)	$(1,116,831)	$(1,465,147)

Net loss per share information:
Basic	$(0.05)	$(0.01)	$(0.07)	$(0.09)
Diluted	$(0.05)	$(0.01)	$(0.07)	$(0.09)

Weighted average shares outstanding:
Basic	16,321,998	15,730,657	16,287,484	15,723,402
Diluted	16,321,998	15,730,657	16,287,484	15,723,402

DIGITAL ALLY, INC.
RECONCILIATION OF NET LOSS TO NON-GAAP ADJUSTED NET INCOME (LOSS)
FOR THE THREE AND SIX MONTHS ENDED
JUNE 30, 2010 AND 2009
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Net loss	$(760,664)	$(164,654)	$(1,116,831)	$(1,465,147)
Non-GAAP adjustments:
Income tax provision (benefit)	(330,000)	(112,000)	(595,000)	(770,000)
Stock-based compensation	441,192	707,584	982,673	1,063,403
Depreciation and amortization	209,536	213,659	418,047	434,571

Total Non-GAAP adjustments	320,728	809,243	805,720	727,974

Non-GAAP adjusted net income(loss)	$(439,936)	$644,589	$(311,111)	$(737,173)

Non-GAAP adjusted net income (loss) per share information:
Basic	$(0.03)	$0.04	$(0.02)	$(0.05)
Diluted	$(0.03)	$0.04	$(0.02)	$(0.05)

Weighted average shares outstanding:
Basic	16,321,998	15,730,657	16,287,484	15,723,402
Diluted	16,321,998	15,730,657	16,287,484	15,723,402

DIGITAL ALLY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(Unaudited)

	2010	2009
Cash Flows From Operating Activities:
Net loss	$(1,116,831)	$(1,465,147)
Adjustments to reconcile net loss to net cash flows provided by (used in) operating activities:
Depreciation and amortization	418,047	434,571
Stock based compensation	982,673	1,063,403
Reserve for inventory obsolescence	(26,046)	167,728
Reserve for bad debt allowance	—	20,000
Deferred tax (benefit) provision	(660,000)	(650,000)

Change in operating assets and liabilities:
Accounts receivable - trade	4,346,423	(138,078)
Accounts receivable - other	50,104	(126,154)
Inventories	(1,916,655)	20,146
Prepaid income taxes	—	(11,500)
Prepaid expenses	(48,903)	41,834
Other assets	13,754	49,173
Accounts payable	529,778	392,789
Accrued expenses	(815,629)	152,061
Income taxes payable	14,326	—
Customer deposits	(39,924)	(19,920)

Net cash provided by (used in) operating activities	1,731,117	(69,094)

Cash Flows from Investing Activities:
Purchases of furniture, fixtures and equipment	(141,786)	(287,818)
Additions to intangible assets	(12,524)	(14,456)

Net cash used in investing activities	(154,310)	(302,274)

Cash Flows from Financing Activities:
Proceeds from exercise of stock options and warrants	45,301	2,900
Excess in tax benefits related to stock-based compensation	35,000	(130,000)
Purchase of common shares for treasury	—	(63,112)
Purchase of employee stock options	—	(320,000)

Net cash provided by (used in) financing activities	80,301	(510,212)

Increase (decrease) in cash and cash equivalents	1,657,108	(881,580)
Cash and cash equivalents, beginning of period	183,150	1,205,947

Cash and cash equivalents, end of period	$1,840,258	$324,367

Supplemental disclosures of cash flow information:
Cash payments for interest	$—	$—

Cash payments for income taxes	$15,674	$21,500

Supplemental disclosures of non-cash investing and financing activities:
Common stock surrendered as consideration for exercise of stock options	$513,100	$315,342